EXHIBIT 4.1

AMENDMENT NO. 1

AMENDMENT NO. 1, dated as of June 4, 2007 (this “Amendment”), to the Credit Agreement, dated as of May 17, 2007 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among TRIBUNE COMPANY, a Delaware corporation (“Tribune” or “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), JPMORGAN CHASE BANK, N.A., as administrative agent (the “Agent”), MERRILL LYNCH CAPITAL CORPORATION, as syndication agent (in such capacity, the “Syndication Agent”), and CITICORP NORTH AMERICA, INC., BANK OF AMERICA, N.A. and Barclays Bank PLC, as co-documentation agents (in such capacity, the “Documentation Agents”).  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement (as amended hereby).

WHEREAS, the Borrower, the Lenders, JPMorgan Chase Bank, N.A., as Agent, Merrill Lynch Capital Corporation, as Syndication Agent, and Citicorp North America, Inc. and Bank of America, N.A., as Documentation Agents entered into the Credit Agreement, dated as of May 17, 2007, pursuant to which the Lenders made certain loans and other extensions of credit to the Borrower;

WHEREAS, Section 8.01 of the Credit Agreement provides the Borrower may, with the consent of the Required Lenders amend the Credit Agreement (and with respect to the amendment to the definition of “Eurodollar Rate”, all Lenders); and

WHEREAS, the Borrower, the Lenders and the Administrative Agent desire to amend the Credit Agreement to effect the changes described below;

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.                                            Amendments.  The Credit Agreement is hereby amended effective as of the date hereof as follows:

(a)                                  Section 1.01 of the Credit Agreement is hereby amended by deleting the phrase “of its business” immediately preceding the period in the definition of “Fund”.

(b)                                 Section 1.01 of the Credit Agreement is hereby further amended by deleting the definition of “Eurodollar Rate” in its entirely and replacing it with the following:

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum appearing on Reuters LIBOR 01 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average of the rate per annum at which deposits in U.S.  dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest

Period.  If the Reuters LIBOR 01 (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

(c)                                  Section 1.01 of the Credit Agreement is hereby further amended by adding “, the Guarantee” immediately after the words “this Agreement” in the definition of “Loan Documents”.

(d)                                 Section 4.01(j) is hereby amended by deleting the words “within the meaning of”  and replacing them with the following::

“registered or required to be registered as an “investment company” under”

(e)                                  Section 8.07(a) of the Credit Agreement is hereby amended by adding the following immediately after the word “Lender” in clause (B) of the second proviso of such section:

“an Affiliate of a Lender or an Approved Fund”.

Section 2.                                            Effectiveness.  This Amendment will become effective upon receipt by the Agent of executed signature pages hereto from the Borrower, the Agent and the Lenders.  The amendments contemplated hereby shall apply only from and after the date of effectiveness of this Amendment.

Section 3.                                            Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile or electronic .pdf transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 4.                                            Applicable Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 5.                                            Headings.  The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 6.                                            Effect of Amendment.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

TRIBUNE COMPANY

By:	/s/ Chandler Bigelow
Name: Chandler Bigelow
Title: Vice President

JPMORGAN CHASE BANK, N.A.,
as Agent

By:	/s/ Robert Anastasio
Name: Robert Anastasio
Title: Vice President

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Robert Anastasio
Name: Robert Anastasio
Title: Vice President

BANK OF AMERICA, N.A.,
as Co-Documentation Agent and Lender

By:	/s/ Daniel R. Petrik
Name: Daniel R. Petrik
Title: Senior Vice President

BARCLAYS BANK PLC,
as a Lender

By:	/s/ David Barton
Name: David Barton
Title: Associate Director

CIT LENDING SERVICES CORP.,
as a Lender

By:	/s/ Douglas S. Witte
Name: Douglas S. Witte
Title: Vice President

CITICORP NORTH AMERICA, INC.
as a Lender

By:	/s/ Julie Persily
Name: Julie Persily
Title: Vice President and Managing Director

LASALLE BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Paul B. Cronin
Name: Paul B. Cronin
Title: Senior Vice President

LEHMAN BROTHERS COMMERCIAL BANK,
as a Lender

By:	/s/ George Janes
Name: George Janes
Title: Chief Credit Officer

MERRILL LYNCH CAPITAL CORPORATION,
as a Lender

By:	/s/ David Tuvlin
Name: David Tuvlin
Title: Vice President

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ Yoshihiro Hyakutome
Name: Yoshihiro Hyakutome
Title: General Manager